                                                                    EXHIBIT 99.1


                                            [SYNOVIS LIFE TECHNOLOGIES LOGO]

FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742              (651) 796-7300


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS RECORD REVENUE
FOR BOTH FOURTH QUARTER AND FISCAL YEAR 2005

INTERVENTIONAL BUSINESS DRIVES REVENUE GROWTH;
SURGICAL BUSINESS RESULTS REFLECT COSTS OF STRATEGIC GROWTH INITIATIVES

     ST. PAUL, Minn., December 7, 2005 - Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported its financial results for the fourth quarter and fiscal year ended October 31, 2005.

     Fourth-quarter consolidated net revenue rose to $16.8 million, a 15 percent increase over $14.6 million in the year-ago period. The company reported net income of $282,000, or $0.02 per diluted share, compared to net income of $189,000, or $0.02 per diluted share, in the year-earlier period.

     For fiscal 2005, consolidated net revenue rose 9 percent to $60.3 million from $55.0 million last fiscal year. Fiscal 2005 consolidated net income was $883,000, or $0.07 per diluted share, compared with $1.3 million, or $0.11 per diluted share, in the prior fiscal year.

     "In the fourth quarter, our interventional business generated robust growth and good operating income. We have made significant changes at our interventional business and continued to invest in its infrastructure during fiscal 2005. These investments have led to the return of revenue growth and operating profitability in this segment," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "In our surgical business, changes in distributors' orders affected revenue as we began moving to a direct sales force in the U.S. and



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Synovis Life Technologies, Inc.
December 7, 2005
Page 2



securing transition agreements with our current domestic distributors. We expect to have agreements with all but one distributor. While our direct sales force and colorectal study initiatives reduced operating income in the just-completed quarter and will in future periods, both initiatives are well under way. We expect the funding of these initiatives in fiscal 2006 will put the surgical business back on a growth path by fiscal 2007. To say we are excited about our long-term prospects is an understatement."

     The consolidated gross margin in the quarter was 34 percent, compared to 39 percent in the fourth quarter of fiscal 2004. For the full year, consolidated gross margin was 36 percent, compared to 41 percent in fiscal 2004. The lower consolidated gross margin for both the quarter and the year resulted from the revenue mix between the interventional and surgical businesses, as well as a lower surgical business margin.

     Consolidated operating expenses totaled $5.8 million in the quarter, up 5 percent from the fourth quarter of fiscal 2004. This increase is due primarily to increased costs associated with the surgical business' direct sales force and colorectal study initiatives, as well as increased sales commissions resulting from higher interventional business revenue. For fiscal year 2005, operating expenses totaled $21.8 million, up 4 percent from fiscal 2004.

     Cash, cash equivalents and short-term investments totaled $44.5 million at October 31, 2005, compared to $42.3 million at October 31, 2004. Interest income was $248,000 in the quarter and $893,000 for the full year, nearly all of which is exempt from federal tax. For fiscal 2005, the tax rate was 5 percent, due to the level of tax-exempt interest income and R&D credits relative to pretax income. Cash flow from operations was $5.5 million in fiscal 2005, up from $2.7 million in fiscal 2004.

INTERVENTIONAL BUSINESS

     Interventional business revenue reached a record $10.9 million in the fourth quarter, a 35 percent gain over revenue of $8.1 million in the year-ago period. Fiscal 2005 revenue was also a record at $35.3 million, up 25 percent from the $28.3 million in fiscal 2004. Synovis Caribe in Puerto Rico contributed $2.9 million of manufacturing revenue in the quarter, 33 percent higher than the same quarter of fiscal 2004. In fiscal 2005, Synovis Caribe contributed $8.6 million in revenue, increasing 54 percent over the prior fiscal year.

     "Through the investments and changes made over the past year, we believe we have accomplished our objective of establishing a strong interventional business, with a solid growth


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Synovis Life Technologies, Inc.
December 7, 2005
Page 3



platform," noted Larson. "In the fourth quarter, interventional sales showed impressive growth of 35 percent over the year-ago period and 21 percent sequentially from the third quarter. Sales from our top three customers were up significantly, and we have added fast-growing customers in medical specialties outside of cardiac rhythm management. Current and prospective customers are drawing on our multiple core competencies. We expect to add capabilities, as we see the need and the fit, expanding the ways we can serve our growing customer base."

     The interventional segment gross margin was 24 percent in the fourth quarter of 2005, compared to 21 percent in the same period of 2004. In fiscal 2005, the gross margin was 22 percent, up from 20 percent in fiscal 2004. For both the quarter and the year, the gross margin increase was due to improved manufacturing efficiencies and the continued transfer of manufacturing to Synovis Caribe, where labor rates are lower.

     The interventional business reported operating income of $827,000 for the 2005 fourth quarter, compared to an operating loss of $111,000 in the year-ago period. The leverage gained on higher quarterly revenue raised the operating margin to 7.6 percent. For the year, the interventional business operating income improved by more than $2.2 million.

SURGICAL BUSINESS

     In the fourth quarter, surgical business revenue was $5.9 million, down from $6.5 million in the year-ago period. For fiscal 2005, surgical business revenue was $25.0 million, a decline from $26.8 million in fiscal 2004.

     In the quarter, revenue from Peri-Strips(R), a biomaterial buttress and primary surgical product, was affected by the transition to a direct sales organization. Peri-Strips revenue totaled $1.9 million compared to $2.1 million in the third quarter of this fiscal year, and $2.8 million in the fourth quarter of fiscal 2004. For fiscal 2005, Peri-Strips revenue declined to $8.9 million from $11.9 million in the prior fiscal year.

     Larson commented, "While it is very early in the process, we are encouraged by the opportunities our direct sales personnel are uncovering in both bariatric and thoracic surgery. However, the addition of direct sales personnel and the transition of U.S. distribution will result in duplicate expenses throughout the year, and we do not expect to enjoy the full benefit of this strategic change before fiscal 2007. At this point, we have hired 12 experienced and accomplished sales people, about half of our anticipated minimum of 25 sales representatives."


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Synovis Life Technologies, Inc.
December 7, 2005
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     The surgical business' fourth-quarter gross margin was 53 percent, versus
60 percent in the same period of last year. The gross margin decrease is primarily due to changes in product mix with the lower sales of Peri-Strips, higher production and overhead rates at lower production volumes and less favorable production variances.

     Lower revenues and a lower gross margin, combined with operating expenses of $375,000 related to the colorectal study and direct sales force initiatives, resulted in a fourth-quarter operating loss for the surgical business of $365,000 compared with operating income of $740,000 in the same period of last year.

     Synovis has begun a long-term prospective, randomized clinical market evaluation of the use of Peri-Strips Dry with Veritas(R) Collagen Matrix (PSD Veritas) for circular staplers in colorectal surgery for colon cancer. Larson noted, "Synovis is first-to-market with a circular stapler buttress, and we have a patent pending. We believe this device could significantly reduce leak rates in colorectal surgeries. This application represents a potentially large market opportunity with established reimbursement rates." Based on relevant procedures and current expected pricing, this could be an annual global market opportunity exceeding $200 million. Clinical literature indicates colorectal surgeries have an average leak rate of approximately 7 percent.

     Patient enrollment has begun at eight clinical sites. Approximately 30 patients have undergone surgery within the study protocol, divided about evenly between those using PSD Veritas and those with no surgical buttress. This clinical study is currently expected to include up to 15 clinical sites, could enroll as many as 950 patients, take as long as two years and cost up to $3.5 million. Costs related to this study are categorized under selling, general and administrative expenses.

     Fourth-quarter sales of microsurgery products rose 62 percent to $744,000 over the prior-year period, largely due to growth in sales of the Microvascular Anastomotic Coupler and sales of the Neurotube, a product Synovis acquired in December 2004. Microsurgeons in several specialties use the Coupler to connect veins or arteries without sutures. The company has completed a limited market release of larger 3.5mm and 4.0mm Coupler sizes, developed for head and neck surgery, with full market release expected in the first quarter of fiscal 2006.

LOOKING AHEAD

         "We are excited about the initiatives we have in place to drive growth in both the interventional and surgical businesses," Larson concluded. "While these investments will require



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Synovis Life Technologies, Inc.
December 7, 2005
Page 5



time and money to bring to fruition, we believe they will position Synovis to capture and penetrate opportunities in markets where we provide products that have clearly demonstrated benefits and performance. Traditionally, first-quarter revenue and results are cyclically lower in the interventional business. If this pattern repeats, interventional revenue will decline and margins may decline from fourth-quarter levels. We also expect higher expenses in the surgical business throughout fiscal 2006 as we build a direct sales organization and continue to fund the colorectal study."

CONFERENCE CALL AND WEBCAST

     Synovis Life Technologies will host a live Webcast of its fiscal fourth-quarter conference call today, December 7, at 10:00 a.m. CT to discuss the company's results. To access the live Webcast, go to the investor information section of the company's Web site, www.synovislife.com, on the day of the conference call and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, December 7, 2005.

     If you prefer to listen to an audio replay of the conference call, dial
(800) 405-2236 and enter access number 11045075. The audio replay will be available beginning at noon CT on Wednesday, December 7, through 6:00 p.m. CT on Friday, December 9.


ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical trials and regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's plan to transition to a direct sales force, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2004.


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Synovis Life Technologies, Inc.
December 7, 2005
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SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

                                           Three Months Ended           Twelve Months Ended
                                                October 31                  October 31
                                           2005            2004         2005           2004
                                           ----            ----         ----           ----
Net revenue                              $ 16,831       $ 14,637      $ 60,256      $ 55,044
Cost of revenue                            11,078          8,957        38,436        32,549
Gross margin                                5,753          5,680        21,820        22,495
Gross margin percentage                        34%            39%           36%           41%
Selling, general and
administrative                              5,003          4,363        17,810        16,687
Research and development                      770          1,139         3,839         4,072
Other                                           5             26           135           179

Operating income (loss)                       (25)           152            36         1,557
Interest, net                                 248            125           893           336
Income before provision for
income taxes                                  223            277           929         1,893

Provision (benefit) for income taxes          (59)            88            46           615

Net income                               $    282       $    189      $    883      $  1,278

Basic earnings per share                 $   0.02       $   0.02      $   0.07      $   0.11
Diluted earnings per share               $   0.02       $   0.02      $   0.07      $   0.11

Weighted average basic
   shares outstanding                      11,883         11,599        11,793        11,522
Weighted average diluted shares
     outstanding                           12,053         11,868        11,998        11,986


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Synovis Life Technologies, Inc.
December 7, 2005
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SYNOVIS LIFE TECHNOLOGIES, INC.

Business Segment Information (unaudited)
(In thousands)


                                  Three Months Ended            Twelve Months Ended
                                       October 31                    October 31
                                  2005            2004          2005           2004
                                  ----            ----          ----           ----
Net revenue
    Surgical business           $  5,892       $  6,537       $ 24,993       $ 26,787
    Interventional business       10,939          8,100         35,263         28,257
                                --------       --------       --------       --------
    Total                       $ 16,831       $ 14,637       $ 60,256       $ 55,044

Gross margin
    Surgical business           $  3,102       $  3,941       $ 14,077       $ 16,844
    Interventional business        2,651          1,739          7,743          5,651
                                --------       --------       --------       --------
    Total                       $  5,753       $  5,680       $ 21,820       $ 22,495

Gross margin percentage
    Surgical business                 53%            60%            56%            63%
    Interventional business           24%            21%            22%            20%
    Total                             34%            39%            36%            41%

Operating income (loss)
    Surgical business           $   (365)      $    740       $  1,152       $  4,756
    Interventional business          827           (111)           892         (1,347)
    Corporate and other             (487)          (477)        (2,008)        (1,852)
                                --------       --------       --------       --------
    Total                       $    (25)      $    152       $     36       $  1,557



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Synovis Life Technologies, Inc.
December 7, 2005
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SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets (unaudited) As of October 31, 2005, and 2004 (in thousands, except share and per share data)

                                                                                   2005                      2004
                                                                               ------------              -----------
ASSETS
Current assets:
Cash and cash equivalents                                                      $      8,183              $    15,369
Short-term investments                                                               36,274                   26,931
Accounts receivable, net                                                              8,019                    7,722
Inventories                                                                          10,500                   11,591
Other                                                                                 2,457                    3,555
                                                                               ------------              -----------
     Total current assets                                                            65,433                   65,168


Property, plant and equipment, net                                                   13,931                   13,704
Goodwill and other intangible assets, net                                             7,599                    6,853
                                                                               ------------              -----------
     Total assets                                                              $     86,963              $    85,725
                                                                               ============              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                          $      6,066              $     6,457
Current maturities of capital lease obligations                                           -                       40
                                                                               ------------              -----------
     Total current liabilities                                                        6,066                    6,497


Deferred income tax liability, net                                                      555                    1,227
                                                                               ------------              -----------
     Total liabilities                                                                6,621                    7,724
                                                                               ------------              -----------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates
Common stock: authorized 20,000,000 shares of $.01 par value;
     issued and outstanding, 11,933,628 and
     11,713,700 at October 31, 2005 and 2004, respectively                              119                     117
Additional paid-in capital                                                           74,070                  72,614
Retained earnings                                                                     6,153                   5,270
                                                                               ------------              ----------
     Total shareholders' equity                                                      80,342                  78,001
                                                                               ------------              ----------
     Total liabilities and shareholders' equity                                $     86,963              $   85,725
                                                                               ============              ==========

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